SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14 of the
Securities Exchange Act of 1934

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CNET Networks, Inc.
(Name of registrant as specified in its charter)

Board of Directors of CNET Networks, Inc.
(Name of person(s) filing Proxy Statement)

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[X] No fee required.
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CNET NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
----------

DATE: Thursday, May 22, 2003
TIME: 9 A.M., Pacific Time
PLACE: CNET Networks, Inc.
235 Second Street
San Francisco, California 94105

As a stockholder of CNET Networks, Inc., you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Stockholders, at which the following matters will be voted upon:

  Election of two Class I Directors;
  Approval of the amendment and restatement of our Employee Stock Purchase Plan to increase the number of shares of common stock available under the plan by 4,000,000 shares;
  Ratification of the appointment of KPMG LLP to serve as our independent auditors for the fiscal year ending 2003; and
  Any other matters properly brought before the stockholders at the annual meeting.

Each of these matters is described in more detail in the proxy statement attached to this notice.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF
THE THREE PROPOSALS OUTLINED IN THE PROXY STATEMENT.

Stockholders of record as of the close of business on March 25, 2003 are entitled to receive notice of and to vote at the annual meeting. Your vote is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

By Order of the Board of Directors

/s/ SHELBY W. BONNIE
----------------------------------
Shelby W. Bonnie
Chairman of the Board and
Chief Executive Officer

San Francisco, California
April 14, 2003

TABLE OF CONTENTS
General Information About Voting..........................................................................................................2
Proposals You May Vote On

GENERAL INFORMATION ABOUT VOTING

General

This proxy statement has information about the annual meeting and was prepared by the company's management for the Board of Directors. This proxy statement is being mailed to stockholders on or around April 14, 2003.

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares on the record date, March 25, 2003. A total of 139,255,837 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock that you hold.

What shares are included on the proxy card?

The shares on your proxy card represent ALL of your shares of common stock that you hold directly (i.e., not in "street name" through a broker, bank or other nominee). If you do not return your proxy card, your shares will not be voted.

What do I do if my shares are held in "street name"?

If your shares are held in the name of your broker, a bank or other nominee, that party should give you instructions for voting your shares. The instructions set forth below apply to record holders only and not those whose shares are held in the name of a nominee.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote in the manner set forth below:

    FOR each of the two Class I Director nominees; and
    FOR the amendment and restatement of our Employee Stock Purchase Plan to increase the number of shares of common stock that can be purchased by employees under the plan by 4,000,000 shares;
    FOR ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending 2003; and
    In the manner that the proxy holders deem appropriate for any other proposal to be considered at the Annual Meeting of Stockholders.

The proxy holders for the stockholders are Shelby W. Bonnie and Sharon Le Duy. A stockholder wishing to name another person as his or her proxy holder may do so by crossing out the names of the designated proxy holders and inserting the name of such other person to act as his or her proxy. In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy holder and for the person so named to be present to vote at the annual meeting. Proxy cards so marked should not be mailed to us.

How do I vote by Internet?

Visit www.proxyvote.com and use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the company's annual meeting. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit control number that is located on the enclosed proxy card to obtain your records and to create an electronic voting instruction form.

How do I vote by phone?

Call 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the company's annual meeting. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit control number that is located on the enclosed proxy card and then follow the simple instructions the vote voice provides you.

On what matters may I vote?
    The election of Shelby W. Bonnie and Eric Robison as Class I Directors;
    The amendment and restatement of the Employee Stock Purchase Plan to increase the number of shares of common stock that can be purchased by employees under the plan by 4,000,000 shares;
    The ratification of the appointment of KPMG LLP as our independent auditors for 2003.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends a vote FOR each of the proposals.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the annual meeting, the proxy holders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving our Secretary a written notice revoking your proxy card, by personally appearing at the annual meeting or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. However, no revocation will be effective unless we receive notice of such revocation at or prior to the annual meeting.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

How are votes counted?

We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares, these shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. However, abstentions or broker non-votes are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

What is a "quorum"?

A "quorum" is a majority of the shares of common stock outstanding on the record date. A quorum must be present either in person or represented by proxy for the annual meeting to be held. If a quorum is not present at the annual meeting, the meeting may be adjourned from time to time until a quorum is obtained.

How many votes are required to approve the proposals?

The two directors who receive the most votes will be elected. All other matters will be decided by a majority of votes cast.

Who will count the votes?

Automatic Data Processing, Inc. will count the votes and act as the inspector of election.

Who pays for this proxy solicitation?

CNET Networks, Inc.

Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Automatic Data Processing, Inc. and handled in a manner that protects your voting privacy. Your vote will not be disclosed EXCEPT:

    as needed to permit Automatic Data Processing, Inc. to tabulate and certify the vote;
    as required by law; or
    in limited circumstances such as a proxy contest in opposition to the Board of Directors.

In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

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PROPOSALS YOU MAY VOTE ON

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PROPOSAL ONE:
ELECTION OF DIRECTORS

Two persons, Shelby W. Bonnie and Eric Robison, each of whom is currently a Class I Director, are proposed to be re-elected as Class I Directors at the annual meeting. If elected, each of these directors will hold office until the 2006 annual meeting or until his successor is duly elected and qualified.

General Information About Nominees. Each of the nominees is currently a director. Each has agreed to be named in this proxy statement and to serve as a director if elected. For information regarding each of the nominees for Class I Director, see "Information About Executive Officers and Directors."

Vote Required. The election of directors will be decided by a plurality of the votes entitled to be cast at the annual meeting.

Nominations. At the annual meeting, we will nominate Messrs. Bonnie and Robison as Class I Directors. Although we do not know of any reason why one of these nominees might not be able to serve, the Board of Directors will propose a substitute nominee if any nominee is not available for election.

Other nominations for election to the Board of Directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors or by any stockholder that has been the beneficial owner of at least $1,000 of common stock for at least one year. Nominations made by stockholders for next year's annual meeting must be made by written notice, certified mail, return- receipt requested and received by the Secretary of the company by December 14, 2003.

THE BOARD URGES STOCKHOLDERS TO VOTE "FOR"
EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE

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PROPOSAL TWO:
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 1996 EMPLOYEE
STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON
STOCK THAT CAN BE PURCHASED BY EMPLOYEES UNDER THE PLAN BY
4,000,000 SHARES

At the annual meeting, stockholders will be asked to approve an amendment and restatement of our 1996 Employee Stock Purchase Plan (the "ESPP") to increase the number of shares of common stock authorized for sale under the ESPP from 1,400,000 shares to 5,400,000, an increase of 4,000,000 shares, effective May 23, 2003.

The ESPP provides our employees with the opportunity to purchase shares of our common stock at quarterly intervals through accumulated periodic payroll deductions. The Board of Directors believes that the ESPP helps our company to maintain its competitive position in attracting, retaining and motivating employees. This increase is designed to ensure that we will continue to have a sufficient reserve of common stock available under the ESPP.

The ESPP was adopted by our Board of Directors on May 9, 1996 and became effective in July of 1996. The amendment and restatement of the ESPP that is the subject of this proposal was adopted by the Board of Directors on March 11, 2003, subject to stockholder approval at the annual meeting. Of the 1,400,000 shares (as adjusted for stock splits) initially authorized for issuance under the ESPP, as of December 31, 2002 1,269,208 shares have been issued and 130,792 shares remain available for issuance. If this proposal is approved at the annual meeting, there will be a total of 4,130,792 shares available for issuance under the ESPP, minus any shares purchased by employees participating in the ESPP during the first quarter of 2003. Because the shares currently remaining in the ESPP are not sufficient to satisfy anticipated employee demand in the event that the amended and restated ESPP is not approved by stockholders, the Board of Directors has voted to temporarily suspend the ESPP for the second quarter of 2003. The ESPP will be reinstated immediately following the annual meeting if this proposal is approved by the stockholders. In such event, the offering period for the second quarter of 2003 will begin on May 23, 2003 and will end on June 30, 2003.

The following summary is qualified in its entirety by reference to the full text of the proposed amended and restated ESPP, a copy of which is attached as Appendix A to the electronic copy of this proxy statement filed with the Securities and Exchange Commission and may be accessed from its home page (www.sec.gov). In addition, a copy of the proposed amended and restated ESPP may be obtained by making a written request to our General Counsel at our principal offices at 235 Second Street, San Francisco, California, 94105.

Description of the ESPP

The ESPP, as amended and restated, permits employees of CNET Networks, Inc., and any subsidiary or parent company which adopts the ESPP, to purchase shares of our common stock at a reduced price through a series of offerings.

Offering Periods. Offerings under the ESPP, as amended and restated, last for two specified time periods, with the first offering period each year commencing on January 1 and terminating on the next following June 30, and the second offering period commencing on July 1 and terminating on the next following December 31. Within each offering period are two consecutive purchase periods which coincide with the calendar quarters (with the exception of the first purchase period after the adoption of the amendment, which will commence on May 23, 2003 and end on June 30, 2003). The Board of Directors, in its sole discretion, may determine the length, frequency and number of offering periods and purchase periods, provided, that offering periods may not exceed 27 months in duration.

Eligibility; Participation; Payroll Deductions. All employees, other than temporary employees, who work at least twenty (20) hours per week, including employees who are members of our Board of Directors, are eligible to enroll in the ESPP. Each eligible employee may authorize payroll deductions from 1% to 15% of his or her gross compensation each payroll period, up to the dollar limits determined by the Internal Revenue Service in any single calendar year. Additionally, an employee may not purchase more than ten thousand (10,000) shares of common stock during any quarter. An employee may discontinue participation in the ESPP or may decrease the rate or amount of his or her payroll deductions during the quarter.

Grant of Option; Exercise of Option. On the enrollment date of each offering period, participating employees are granted an option to purchase shares of our common stock with the payroll deductions accumulated by such employee during each quarter within the offering period. At the end of the relevant quarter, the option is automatically exercised and the accumulated payroll deductions are used to purchase shares of our common stock. During the first and third quarters, shares are purchased at a price equal to (i) 85% of the lower of (i) the fair market value on the first day of the quarter; or (ii) the fair market value on the final day of the quarter, whichever results in a lower purchase price. During the second and fourth quarters, shares are purchased at a price equal to (i) 85% of the lower of the fair market value on the first day of the quarter or on the last day of the quarter (for employees who did not participate during the prior quarter; or (ii) 85% of the lower of the fair market value on the first day of the prior quarter or the last day of the current quarter (for employees who participated during the previous quarter).

Withdrawal. An employee may withdraw from the ESPP at any time prior to the end of the quarter, at which time all payroll deductions made by the employee during such quarter will be returned.

Adjustments Due to Changes in Capitalization. The ESPP provides for appropriate adjustment of the shares covered by the ESPP in the event of any increase or decrease in the number of issued shares of common stock resulting from a split, reverse split, stock dividend, combination or reclassification of the company's shares of common stock.

Any then-current offering period will terminate immediately prior to the consummation of any dissolution or liquidation of the company, unless otherwise provided by the Board of Directors. In the event of a proposed sale or merger of the company, each option under the ESPP will be assumed or an equivalent option will be assumed or substituted by the successor corporation, unless our Board of Directors determines that the ESPP should be terminated and that participating employees should be given the right of early exercise with respect to their options under the ESPP.

Term. As amended and restated, the ESPP will not be subject to any specified term.

Plan Benefits

The table below shows, as to the executive officers named in the Summary Compensation Table and specified groups, the number of shares of common stock purchased under the ESPP between January 1, 2002 and December 31, 2002, together with the weighted average purchase price paid per share.

ESPP TRANSACTIONS
Name and Position	Number of Shares Purchased	Weighted Average Purchase Price
Shelby W. Bonnie	-	-
Barry Briggs	-	-
Douglas N. Woodrum	-	-
Art Fatum	3,718	$0.8585
Neil M. Ashe	-	-
Daniel R. Rosensweig	-	-
All executive officers as a group (6 persons)*	3,718	$0.8585
All employees, including current officers who are not executive officers, as a group (241 persons)	503,405	$1.59

* The executive officers participate in the ESPP on the same terms as other employees.

United States Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise in connection with the ESPP. This summary is based on the federal tax laws in effect as of the date of this proxy statement and does not describe state, local or non-U.S. tax consequences as those may relate to employees. Changes to these laws could alter the tax consequences described below, possibly with retroactive effect.

Tax Consequences to Employees. The ESPP is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under such a plan, no taxable income is recognized by a participant and no deductions are allowable to our company upon either the grant or the exercise of the purchase option. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event that the employee dies while still owning the purchased shares.

If the employee sells or otherwise disposes of the purchased shares after the later of two (2) years from the date of the grant or one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and our company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The employee will also recognize capital gains equal to the amount by which the amount realized upon the sale or disposition exceeds the sum of the aggregate purchase price paid for the shares and the ordinary income recognized in connection with their acquisition.

If the employee sells or disposes of the purchased shares after the later of two (2) years after the date of the grant, or one (1) year after the actual purchase date of those shares, then the employee will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on grant date exceeded the amount paid for the stock, or (b) the excess of the amount realized on the sale of the stock over the amount paid for the stock. Any additional gain upon the disposition will be taxed as a long-term capital gain. CNET Networks will not be entitled to an income tax deduction with respect to such disposition.

If the employee still owns the purchased shares at the time of death, the lesser of (a) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (b) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Shareholder Approval

Approval of the amended and restated ESPP requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote on the matter. An abstention will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS
RECOMMENDS A VOTE "FOR" THE AMENDMENT
AND RESTATEMENT OF THE ESPP TO INCREASE THE NUMBER OF SHARES
OF COMMON STOCK THAT CAN BE PURCHASED BY EMPLOYEES UNDER OUR
AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN

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PROPOSAL THREE:
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

KPMG LLP served as independent auditors for us for the fiscal year ended December 31, 2002 and reported on our financial statements. The Board of Directors, upon the recommendation of the Audit Committee, has selected KPMG LLP as our independent auditors for the 2003 fiscal year and recommends that the stockholders ratify this selection. The Board of Directors has been advised that KPMG LLP has no relationship with us or our subsidiaries that would prevent it from serving as our independent auditor under current laws and regulations.

A representative of KPMG LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Stockholder ratification is not required for the selection of KPMG LLP as our independent auditors for fiscal year 2003 because the Board of Directors has responsibility for selection of our independent auditors. The selection is being submitted for ratification with a view toward soliciting the opinion of stockholders, which opinion will be taken into consideration in future deliberations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT AUDITORS

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STOCK OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the number of shares of common stock beneficially owned as of March 25, 2003, unless otherwise indicated, by:

  each executive officer named in the Summary Compensation Table;
  each director;
  each person whom we know beneficially owns more than 5% of the common stock (based solely, in each case other than Mr. Bonnie, on Schedule 13D, 13G and 13F filings on file as of March 25, 2003); and
  the directors and executive officers as a group.

Unless otherwise indicated below, the address for each listed director and executive officer is CNET Networks, Inc., 235 Second Street, San Francisco, California 94105.

Name and Address of Beneficial Owner	Amount and Nature of Ownership(1)	Percentage of Common Stock Outstanding
Shelby W. Bonnie (2)	13,504,656	9.7
Barry Briggs (3)	487,162	*
Douglas N. Woodrum (4)	1,615,557	1.2
Art Fatum (5)	370,389	*
Neil M. Ashe	50,000	*
Daniel R. Rosensweig (6)	21,965	*
John C. "Bud" Colligan (7)	217,598	*
Eric Hippeau (8)	521,598	*
Mitchell Kertzman (8)	96,298	*
Randall Mays (8)	62,499	*
Eric Robison (8)	58,749	*
Legg Mason Capital Management (9)	13,428,089	9.6
Blue Ridge Investors Ltd. Partnership (10)	16,205,282	11.7
Bear Stearns Asset Management (11)	8,090,000	5.8
Munder Capital Management (12)	7,482,913	5.4
T. Rowe Price Associates (13)	7,926,081	5.7
East Peak Partners (14)	7,263,868	5.2
All executive officers and directors as a group	17,006,471	12.2

* Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes options and warrants that are exercisable within 60 days of this proxy statement. Percentages for each person are based on 139,093,758 shares outstanding as of March 20, 2003. Shares issuable upon exercise of outstanding options and warrants are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(2) Includes 122,740 shares held by trusts for Mr. Bonnie's benefit; 58,000 held by a partnership controlled by Mr. Bonnie; 2,673 shares issuable upon the conversion of CNET's 5% Convertible Notes, and 412,499 shares subject to options that are exercisable within 60 days. Also includes 332,000 shares held by trusts for the benefit of Halsey Minor's descendants, of which Mr. Bonnie is trustee and as to which Mr. Bonnie disclaims beneficial ownership.

(3) Includes 482,629 shares subject to options that are exercisable within 60 days.

(4) Includes 9,356 shares issuable upon the conversion of CNET's 5% Convertible Notes and 904,441 shares subject to options that are exercisable within 60 days.

(5) Includes 6,683 shares issuable upon conversion of CNET's 5% Convertible Notes and 204,264 shares subject to options that are exercisable within 60 days.

(6) Mr. Rosensweig resigned from his position as President and Director of CNET Networks, Inc. on April 24, 2002.

(7) Includes 167,498 shares subject to options that are exercisable within 60 days.

(8) Includes only shares subject to options that are exercisable within 60 days.

(9) The address of Legg Mason Capital Management is 100 Light Street, 31st Floor, Baltimore, Maryland 21202.

(10) The address for Blue Ridge Investors Ltd. Partnership is 300 N. Greene Street, Suite 2100, Greensboro, North Carolina 27401.

(11) The address for Bear Stearns Asset Management is 383 Madison Avenue, New York, New York 10179.

(12) The address for Munder Capital Management is 480 Pierce Street, Birmingham, Michigan 48009.

(13) The address for T. Rowe Price Associates is 100 East Pratt Street, Baltimore, Maryland, 21202.

(14) The address for East Peak Partners, LP is 555 Montgomery Street # 850, San Francisco, California 94111.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and officers must file reports with the Securities and Exchange Commission indicating the number of shares of common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. To our knowledge all of these reports for transactions in 2002 were filed in a timely manner.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2002 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans that we assumed in connection with mergers and acquisitions of the companies which originally granted those options. Footnote (4) to the table sets forth the total number of shares of CNET Networks common stock issuable upon the exercise of options under assumed equity compensation plans as of December 31, 2002, and the weighted average exercise price of those options. No additional options may be granted under those expired and assumed plans. The table does not include information about the proposed increase to our Employee Stock Purchase Plan, which increase is being submitted for approval at the annual meeting.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (1)	Weighted Average Exercise Price of Outstanding Options (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column (1)
Equity Compensation Plans Approved by Stockholders (2)	10,798,222	$10.582	10,185,858
Equity Compensation Plans Not Approved by Stockholders (3)	6,494,580	$7.186	1,005,294

(1) On January 28, 2003 we re-granted certain options pursuant to a stock option exchange program approved by stockholders at our 2002 annual meeting. Accounting for this event, as of January 31, 2003 there were (i) 14,040,710 shares to be issued upon exercise of outstanding options granted under plans approved by stockholders with a weighted average exercise price of $8.724; (ii) 6,503,247 shares to be issued upon exercise of outstanding options granted under plans not approved by stockholders, with a weighted average exercise price of $7.180; (iii) 6,943,370 shares available for future issuance under plans approved by stockholders; and (iv) 996,627 shares available for future issuance under plans not approved by stockholders.

(2) Consists of the CNET Amended and Restated Stock Option Plan; the CNET 1997 Stock Option Plan; the CNET 2000 Stock Incentive Plan; the CNET Amended and Restated 1996 Employee Stock Purchase Plan; and the Ziff-Davis 1998 Incentive Compensation Plan.

(3) Consists of the 2001 CNET Networks, Inc. Stock Incentive Plan.

(4) The above table does not include information for the following equity compensation plans assumed by CNET Networks in connection with mergers and acquisitions: the mySimon 1998 Amended and Restated Stock Plan; the 1999 TechRepublic Stock Option Plan; and the Apollo Solutions, Inc. 2000 Stock Option Plan. Under these assumed plans, there were a total of 56,256 shares to be issued upon exercise of outstanding options as of December 31, 2002. No new options may be granted under any of these assumed plans.

(5) If the proposed 4,000,000 share increase to the number of shares available for purchase under the Amended and Restated 1996 Employee Stock Purchase Plan is approved by stockholders at the annual meeting, a total of 10,943,370 shares will be remaining and available for issuance under equity compensation plans approved by stockholders.

The 2001 CNET Networks, Inc. Stock Incentive Plan

The 2001 CNET Networks, Inc. Stock Incentive Plan was adopted by our Board of Directors on April 24, 2001 and has not been approved by our stockholders. The 2001 Plan provides for the granting of incentive stock options and other stock-based awards. The 2001 Plan is administered by the Compensation Committee of our Board of Directors.

The total number of shares which may be issued under the 2001 Plan is 7,500,000. The maximum number of shares for which options may be granted to a participant during any calendar year is 800,000.

Options and other stock-based awards may be granted under the 2001 Plan to any employee, director or consultant selected by the Compensation Committee. All option grants must have an option price per share that is not less than 100% of the fair market value of our common stock on the option grant date. Options granted under the 2001 Plan will vest in accordance with the terms and conditions set by the Compensation Committee at the time of grant. In the event of a change of control, the Compensation Committee may (i) accelerate the vesting of options previously granted under the 2001 Plan; (ii) pay a cash amount to option holders in exchange for the cancellation of options under the Plan; and/or (iii) require the issuance of substitute options that will substantially preserve the value of any affected option previously granted under the 2001 Plan.

The 2001 Plan provides for appropriate adjustment of the shares covered by the 2001 Plan in the event of any increase or decrease in the number of issued shares of common stock resulting from a split, reverse split, stock dividend, combination or reclassification of the company's shares of common stock.

INFORMATION ABOUT
EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the names, ages and positions of our executive officers and directors as of April 14, 2003. Their respective backgrounds are described following the table:

Name	Age	Position with Company
Shelby W. Bonnie (1)	38	Chairman of the Board and Chief Executive Officer
Barry Briggs	47	Chief Operating Officer
Douglas N. Woodrum	45	Executive Vice President and Chief Financial Officer
Art Fatum	50	Chief Corporate Officer
Neil M. Ashe	35	Senior Vice President, Strategy and Development
John C. "Bud" Colligan (2)	48	Director
Eric Hippeau (2)	49	Director
Mitchell Kertzman (3)	54	Director
Randall Mays (3)	37	Director
Eric Robison (1)	43	Director
Daniel R. Rosensweig (4)	42	Former President, CNET Networks, Inc. and Former Director

(1) Class I Director (term expires at the annual meeting)

(2) Class II Director (term expires in 2004)

(3) Class III Director (term expires in 2005)

(4) Mr. Rosensweig resigned from the company on April 24, 2002

SHELBY W. BONNIE has served as Chief Executive Officer since March 2000 and has been a director since July 1993 and Chairman of the Board of Directors since November 2002. Mr. Bonnie also served as Chief Financial Officer from July 1993 until December 1997 and as Executive Vice President and Chief Operating Officer from July 1993 until March 2000. Prior to joining CNET Networks, Mr. Bonnie held positions at Tiger Management Corporation, a New York based investment managing firm, Lynx Capital, a private equity fund, and in the mergers and acquisitions department at Morgan Stanley & Co. Inc.

BARRY BRIGGS became Chief Operating Officer of CNET Networks on in July 2002. He was President of the company's U.S. Media division from the October 2000 acquisition of ZDNet until July 2002. From1999 until July 2000, Mr. Briggs served as President and Executive Vice President of ZDNet. From 1997 to 1999 he was Vice President, Advertising Sales and Marketing of ZDNet. At Ziff-Davis, Inc., Mr. Briggs served as Network Director of Corporate Sales, Associate Publisher of Computer Life, and Publisher of Family PC magazine. Prior to joining Ziff-Davis Inc., Mr. Briggs held a number of positions at Time Inc., including Director of Marketing and Sales Development at Sports Illustrated, National Sales Manager for Time Magazine and Eastern Regional Director for all Time Inc. magazines.

DOUGLAS N. WOODRUM joined CNET Networks as Executive Vice President and Chief Financial Officer in December 1997. He served as a director of the company from December 1997 until October 2000. Prior to joining CNET Networks, Mr. Woodrum served as Executive Vice President and Chief Financial Officer of Heritage Media Corporation, a diversified media company that he helped found in 1987.

ART FATUM has served as Chief Corporate Officer since July 2002. Prior to that, he served as President of CNET Networks International Media from the October 2000 acquisition of ZDNet until July 2002. From July 2000 to October 2000, he was Executive Vice President and Chief Financial Officer of ZDNet. From November 1998 to June 2000, he was Vice President and Chief Financial Officer of PictureTel Corporation, a company engaged in the development, manufacture and support of video conferencing and visual and audio collaboration solutions. Before joining PictureTel Corporation, he was President and Managing Director of AT&T Capital Europe (1995-1998), responsible for its pan-European equipment leasing business. Before joining AT&T Capital, Mr. Fatum also held positions with Dun & Bradstreet, Inc. and General Electric Company. Mr. Fatum serves as a director of Benthos, Inc.

NEIL M. ASHE joined the company as Senior Vice President, Strategy and Development in May 2002. Prior to joining CNET Networks, Mr. Ashe founded and served as Chief Executive Officer of several start-up companies in the Internet, business to business electronic marketplace and financial services industries. From 1996 through 1999, Mr. Ashe served as Managing Director of Crest Communications Holdings LLC, a private equity investment firm. From 1990 through 1994, Mr. Ashe held positions in the Mergers & Acquisitions Group of Smith Barney Inc.

JOHN C. "BUD" COLLIGAN became a director of CNET Networks in May 1996. Since March 1998, Mr. Colligan has been a partner with Accel Partners, a venture capital firm in Palo Alto, California. From November 1996 until August 1998, Mr. Colligan served as Chairman of Macromedia, Inc., a multimedia software company that he co-founded in 1992, and from 1992 to November 1996 served as its President, Chief Executive Officer and Chief Operating Officer. Prior to joining Macromedia, Mr. Colligan was President and Chief Executive Officer of Authorware, a multimedia software company, and held various positions with Apple Computer, Inc.

ERIC HIPPEAU became a director of CNET Networks in October 2000 upon the acquisition of ZDNet. Since November 2002, Mr. Hippeau has served as a Managing Partner of SOFTBANK Capital Partners, a venture fund and affiliate of SOFTBANK Corp. From March 2000 to November 2002, Mr. Hippeau served as President and Executive Managing Director of SOFTBANK International Ventures. Mr. Hippeau was Chairman and Chief Executive Officer of Ziff-Davis Inc. from 1993 until October 2000. He joined Ziff-Davis Inc. in 1989 as publisher of PC Magazine, was named Executive Vice President of Ziff-Davis Inc. in 1990, and was named President and Chief Operating Officer in February 1991. Prior to joining Ziff-Davis, Inc., Mr. Hippeau held a number of positions with IDG, including Vice President of computer publications in Latin America and Publisher of IDG's InfoWorld magazine. Mr. Hippeau is currently a director of Yahoo! Inc. and of Starwood Hotels and Resorts Worldwide, Inc. Mr. Hippeau was nominated to the Board of Directors pursuant to the stockholder agreement dated July 19, 2000 between the company and SOFTBANK, which was entered into in connection with the acquisition of ZDNet.

MITCHELL KERTZMAN became a director of CNET Networks in May 1996. Since November 1998, Mr. Kertzman has served as Chief Executive Officer and Director of Liberate Technologies, Inc., an information appliance and software provider. Mr. Kertzman recently announced that he will be joining Hummer Winblad Venture Partners as a general partner and will remain a director of Liberate. From July 1996 until November 1998, Mr. Kertzman served as Chairman of the Board of Directors and Chief Executive Officer of Sybase, Inc., a leading provider of enterprise database software, which Mr. Kertzman joined in February 1995 as Executive Vice President. Prior to joining Sybase, Inc., Mr. Kertzman served as Chief Executive Officer and a director of Powersoft Corporation, an application development tools provider. Mr. Kertzman also serves on the Board of Directors of Handspring, Inc.

RANDALL MAYS became a director of CNET Networks in November 2000. Mr. Mays has served as the Executive Vice President and Chief Financial Officer of Clear Channel since February 1997. From January 1993 until February 1997, Mr. Mays served as Clear Channel's Vice President and Treasurer. Prior to joining Clear Channel, Mr. Mays held positions with Goldman, Sachs & Co. and Trammell Crow Company. Mr. Mays also serves on the Board of Directors of Clear Channel and XM Satellite Radio.

ERIC ROBISON became a director of CNET Networks in December 1994. Mr. Robison is currently President of IdeaTrek, Inc. From January 1994 until January 2002, Mr. Robison served as Business Development Associate of Vulcan Ventures Inc., a venture capital firm, and still serves as a consultant to Vulcan. Prior to joining Vulcan, Mr. Robison was co-founder and Vice President of The Stanton Robison Group, Inc., a business development, marketing and advertising consultant firm. Mr. Robison also served in key marketing management positions with SGS, Inc., Ashton- Tate, Inc. and Denny's Inc. Mr. Robison also serves on the Board of Directors of Cumulus Media, Inc.

DANIEL R. ROSENSWEIG served as President of CNET Networks and was a member of the Board of Directors from the October 2000 acquisition of ZDNet until his resignation in April 2002. He is now the Chief Operating Officer of Yahoo! Inc. Mr. Rosensweig was the Chief Executive Officer of ZDNet from January 1999 until October 2000 and President of ZDNet from 1997 to July 2000. From 1996 to 1997, Mr. Rosensweig served as Executive Vice President of ZD Inc.'s Internet Publishing Group. From 1995 to 1996, Mr. Rosensweig was Vice President and Publisher of PC Magazine and from 1994 to 1995 was Publisher of PC Magazine. From 1983 until 1994, Mr. Rosensweig held a number of positions with Ziff Davis, Inc., including Associate Publisher positions for PC Magazine, Computer Shopper and PC Source.

RELATED PARTY TRANSACTIONS

The company paid Clear Channel Communications $1,200,000 in 2002 for the exclusive right to provide programming and sell advertising on a San Francisco, California radio station owned by Clear Channel. In January 2003, CNET Networks and Clear Channel agreed to the early termination of the agreement. CNET Networks will pay Clear Channel $600,000 as a termination payment. Randall Mays, Director and Chief Financial Officer of Clear Channel, is a member of CNET Networks' Board of Directors and serves as chairman of its Audit Committee.

The company and an affiliate of SOFTBANK Corp. were joint owners of a company that is the licensee and operator of our ZDNet brand and online content in Japan. In March 2002, CNET Networks sold its interest in the company to SOFTBANK Corp. for $3,000,000 and entered into a $2,000,000 three-year royalty license under which CNET Networks will continue to license the ZDNet brand and content to that company. In addition, CNET Networks and SOFTBANK Media, an affiliate of SOFTBANK Corp., are joint owners of a company that is the licensee and operator of our ZDNet brand and online content in Korea. In October of 2002 CNET Networks and SOFTBANK Media completed a restructuring of this company. As a part of this restructuring, SOFTBANK Media's ownership interest in the original Korean entity was exchanged for a 30.3 percent minority interest in the restructured Korean entity, CNET Networks Korea Co., Ltd., and CNET Networks exchanged its ownership interest in the original Korean entity and $1,500,000 in cash for a 63 percent interest in the restructured Korean entity. Neither transaction is material to our financial results. Eric Hippeau, Managing Partner of SOFTBANK Capital Partners, a venture fund and affiliate of SOFTBANK Media, is a member of CNET Networks' Board of Directors and serves on the Compensation Committee.

On December 13, 2002, the company repurchased a portion of its 5% Convertible Subordinated Notes having a principal amount of $30,918,000 for a purchase price of $20,101,338 from an entity affiliated with Blue Ridge Investors Limited Partnership. On December 15, 2002, the company repurchased a portion of its 5% Convertible Subordinated Notes having a principal amount of $8,000,000 for a purchase price of $5,201,200 from an entity affiliated with East Peak Partners. Both Blue Ridge Investors Limited Partnership and East Peak Partners are 5% holders of the company's common stock. As of the date of their respective transactions, Blue Ridge Investors Limited Partnership owned 10,520,000 shares and East Peak Partners owned 7,050,000 shares. The company made both repurchases through a registered broker-dealer and neither 5% holder is affiliated with the company other than through their respective ownership of the company's common stock.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

Our business is managed under the direction of the Board of Directors. The Board of Directors meets during our fiscal year to review significant developments affecting us and to act on matters requiring Board of Directors approval. The Board of Directors held seven formal meetings during the fiscal year ended December 31, 2002 and acted once by written consent.

The Board of Directors has established an Audit Committee, a Compensation Committee and a Governance Committee to devote attention to specific subjects and to assist the Board of Directors in the discharge of its responsibilities. The functions of these committees and their current members are described below.

Audit Committee

Meetings During 2002
  Five formal meetings held in 2002.
  Did not act by written consent.

Function
  Evaluates and selects the independent auditor subject to ratification by the Board of Directors;
  Reviews and approves all services provided to the company by the independent auditor;
  Reviews and recommends changes to the Audit Committee Charter;
  Discusses with management or the independent auditors, as appropriate, the matters required to be discussed by the Statement on Auditing Standards No. 61 relating to the conduct of the audit or quarterly review;
  Reviews with the independent auditors and members of senior management the adequacy and effectiveness of the company's financial controls and financial reporting procedures;
  Meets periodically with the independent auditors in separate executive sessions;
  Reviews with management and the independent auditors, prior to announcement, the company's quarterly and annual financial results;
  Reviews, prior to filing, the company's annual reports filed with the Securities and Exchange Commission;
  Prepares a report for inclusion in the annual proxy statement;
  Presents to the Board such comments and recommendations as the Audit Committee deems appropriate, and performs such other duties as may be assigned by the Board or deemed appropriate by the Committee within the context of the Audit Committee's Charter.

Members During 2002 and for 2003
  Randall Mays
  Eric Robison
  Mitchell Kertzman

Compensation Committee

Meetings During 2002
  One formal meeting held in 2002.
  Acted once by written consent.

Function
  Establishes the company's executive compensation programs;
  Reviews the individual elements of total compensation for executive officers and recommends salary adjustments to the Board of Directors;
  Determines the number of equity incentives awarded to elected officers and the terms and conditions on which they are granted;
  Amends compensation plans within the scope of the Compensation Committee's authority and recommends plans and plan amendments to the Board of Directors;
  Administers the incentive compensation plans for employees; and
  Sets company policy for and oversees the administration of employee benefit programs.

Members During 2002 and for 2003
  Eric Hippeau
  Mitchell Kertzman
  John C. "Bud" Colligan

Governance Committee

Meetings During 2002
  The Governance Committee was established in 2003.

Function
  Reviews and makes recommendations to the Board of Directors with respect to the responsibilities and functions of the Board and Board committees and with respect to Board compensation;
  Makes recommendations to the Board concerning the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board;
  Considers the names and qualifications of any candidates for the Board submitted by stockholders in accordance with the procedures set forth in the company's bylaws;
  Oversees evaluations of the directors, Board committees and the Board;
  Formulates corporate governance guidelines and reviews the guidelines on a periodic basis;

Members for 2003
  Eric Robison
  John C. "Bud" Colligan

Prior to the formation of the Governance Committee in 2003, the Board of Directors did not have a standing nominating committee or any other committee performing a similar function. The Board of Directors as a whole performed the function customarily attributable to a nominating committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the company's Board of Directors consisted of three non- employee directors in 2002, each of whom is independent as defined by the Nasdaq Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for the company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. As part of the Audit Committee's responsibility to monitor and oversee these functions, the Audit Committee met and held discussions with management and the independent auditors prior to the release of each of the company's quarterly and annual financial results for 2002.

At each of those meetings, management represented to the Audit Committee that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements and the company's significant accounting policies with management and the independent auditors.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with the independent auditors that firm's independence and considered whether the non- audit services provided by the independent auditors are compatible with maintaining its independence.

Based on the Audit Committee's discussion with management and the independent auditors, and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

On July 30, 2002, the Sarbanes-Oxley Act of 2002 was signed into law. Subsequently, Nasdaq submitted proposed corporate governance rules to the Securities and Exchange Commission, both of which will impose new requirements and obligations on Audit Committees. The proposed Nasdaq rules are subject to change and the Sarbanes-Oxley Act's provisions become effective at different times and in many cases require implementing regulations. The Audit Committee will continue reviewing the company's processes and will recommend changes to the Board of Directors to comply with the requirements of the Nasdaq rules, the Sarbanes-Oxley Act and rules adopted by the Securities and Exchange Commission as they become effective.

AUDIT COMMITTEE
Randall Mays
Eric Robison
Mitchell Kertzman

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to the compensation paid by the company to our Chief Executive Officer and to each other executive officer of the company who received at least $100,000 in salary and bonus during 2002.

	Annual Compensation (1)			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options	All Other Compensation
Shelby W. Bonnie Chairman of the Board and Chief Executive Officer	2002 2001 2000	311,945 284,615 246,153	- - -	- 400,000 200,000	(1) (1) (1)

Barry Briggs Chief Operating Officer	2002 2001 2000 (3)	307,047 305,507 65,794	65,000 241,500 (2) 225,716	- 215,000 300,000	(1) (1) (1)

Douglas N. Woodrum Executive Vice President and Chief Financial Officer	2002 2001 2000	254,937 254,807 249,999	40,000 80,000 105,000	- 170,000 125,000	(1) (1) (1)

Art Fatum Chief Corporate Officer	2002 2001 2000 (3)	272,287 271,384 58,333	115,500 47,500 50,000	75,000 90,000 80,000	(1) (1) (1)

Neil M. Ashe Senior Vice President, Strategy and Development (4)	2002 2001 2000	131,800 - -	100,000 (5) - -	175,000 - -	(1) - -

Daniel R. Rosensweig Former President, CNET Networks, Inc. (5)	2002 2001 2000	129,738 326,923 67,708(4)	- 170,000 150,000	- 245,000 700,000	(1) (1) (1)

(1) The aggregate value of perquisites and other personal benefits does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.

(2) Mr. Briggs' bonus was paid pursuant to an agreement entered into with Mr. Briggs upon the acquisition of ZDNet by CNET Networks, as described under "Employment Contracts, Termination of Employment and Change in Control Arrangements."

(3) Joined CNET Networks in October 2000 following the acquisition of ZDNet by CNET Networks. Represents compensation paid after the acquisition only.

(4) Joined CNET Networks in June 2002. Represents compensation paid after the commencement of employment. Mr. Ashe's bonus was paid pursuant to the terms of his offer letter and reflects compensation for the relocation of Mr. Ashe and his family.

(5) Mr. Rosensweig resigned from the company on April 24, 2002.

Options Granted In 2002

During 2002, options to purchase an aggregate of 1,287,545 shares of common stock at fair market value on the date of grant were granted under our stock option plans. The majority of shares were granted to new employees and to existing employees who received promotions. In addition, the company initiated a stock option exchange program, which allowed eligible employees to exchange those stock options with a strike price greater than $12 for a smaller number of options to be issued at least six months and a day from the cancellation of the surrendered options. On July 27, 2002 the options of those employees who tendered their options for exchange were cancelled and the new grant was awarded on January 28, 2003. None of the executive officers was eligible to participate in the option exchange. The following table provides information regarding stock options granted by the company during 2002 to each of our executive officers.

Options Granted in 2002
Individual Grants					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2002	Exercise Price ($/share)	Expiration Date	5%	10%
Shelby W. Bonnie	--	-	-	-	-	-
Barry Briggs	--	-	-	-	-	-
Douglas N. Woodrum	--	-	-	-	-	-
Art Fatum	75,000	5.8	2.73	6/11/2012	128,766	326,319
Neil M. Ashe	175,000	13.6	2.79	6/05/2012	307,058	778,145
Daniel R. Rosensweig	--	--	--	--	--	--

(1) These amounts are based on 5% and 10% assumed annual rates of compounded stock price appreciation over the strike price of the options over the life of the options, as mandated by the rules of the Securities and Exchange Commission. The actual value, if any, that an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive officer will be at or near the assumed 5% or 10% levels.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information regarding the exercise of stock options by persons named in the Summary Compensation Table during the year ended December 31, 2002 and the value of "in-the-money" stock options as of December 31, 2002.

Option Exercises and Year-End Value

Name	Shares Acquired on Exercise	Value Realized ($)	Number Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Shelby W. Bonnie	-	-	326,166	373,834	-	-
Barry Briggs	-	-	431,527	302,769	-	-
Douglas N. Woodrum	-	-	861,356	177,084	-	-
Art Fatum	-	-	188,222	175,417	-	-
Neil M. Ashe	-	-	-	175,000	-	-
Daniel R. Rosensweig	-	-	-	-	-	-

(1) Value based on $2.71 closing price per share of common stock on December 31, 2002, less the exercise price, as required by Securities and Exchange Commission rules.

Director Compensation

We do not pay cash compensation to our directors, but we do reimburse directors for expenses incurred in attending Board of Directors and committee meetings. Upon election to the Board of Directors, each non-employee director receives a grant of nonqualified stock options to purchase 80,000 shares of common stock at an exercise price equal to the closing price of the company's common stock on the date of grant. In addition, each non-employee director serving on June 30 of each year automatically receives nonqualified stock options to purchase 20,000 shares of common stock. All of the options granted to directors are immediately exercisable on the date of grant, but the common stock issued upon exercise is subject to repurchase by us at original cost. This repurchase right lapses, and the optionee's rights with respect to each grant vest, in a series of 48 equal monthly installments following the date of grant, for so long as the optionee remains a director of CNET Networks. In addition, vesting will automatically accelerate upon any sale of CNET Networks through a merger, recapitalization, reorganization, asset sale, tender offer or similar event.

Employment Contracts, Termination Of Employment and Change in Control Arrangements

In connection with the company's acquisition by ZDNet in October 2000, the company signed an agreement with Mr. Briggs, formerly President of ZDNet, pursuant to which it agreed to pay him a bonus of $241,500 with respect to the fiscal year ended December 31, 2001. At the same time, the company also signed an agreement with Mr. Fatum, formerly Chief Financial Officer of ZDNet, that was consistent with a previous agreement between ZDNet and Mr. Fatum, providing that if Mr. Fatum's employment is terminated prior to October 17, 2003, which is three years following the acquisition, Mr. Fatum will receive an amount equal to one year's annual base salary. The options granted to each of our executive officers on October 8, 2001 provide that if such officer's employment is terminated without cause within one year following certain change- in-control transactions, then 18 months worth of options will immediately accelerate upon such officer's termination.

Compensation Committee Interlocks and Insider Participation

Compensation decisions concerning our executive officers for 2002 were made by the Compensation Committee, subject to the terms of any pre-existing employment agreements between the coompany and such executive officers. Messrs. Colligan, Hippeau and Kertzman served as members of the Compensation Committee during 2002. None of the Compensation Committee members is or has been a company officer or employee. None of our executive officers currently serves on the Compensation Committee or any similar committee of another public company.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for recommending to the full Board of Directors salary amounts for our executive officers and making the final determination regarding bonus arrangements for such persons. The Compensation Committee is also responsible for making the final determination regarding awards of stock options to such persons.

Compensation Philosophy. Compensation to executive officers is designed to attract and retain highly capable executives, to motivate the performance of executives in support of the achievement of our strategic, financial and operating performance objectives and to reward performance that meets this standard. We are engaged in a highly competitive business and must attract and retain qualified executives in order to be successful. In 2002, executive compensation was comprised of the following elements:

Base Salary and Bonuses. To the extent not determined pursuant to pre-existing employment agreements, the base salary for our executive officers was determined after review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in businesses similar to our business, the responsibilities of each executive officer and the subjective evaluation of each officer's contribution and potential contribution to us. The Compensation Committee also has the authority to grant year-end cash bonuses to motivate the executive officers to achieve annual financial and other goals.

Stock Options. Our stock option plans form the basis of our long-term incentive plan for executive officers and other key employees. The Compensation Committee believes that a significant portion of executive compensation should be dependent on value created for the stockholders. In selecting recipients for option grants and in determining the size of such grants, the Compensation Committee considers various factors such as the performance of CNET Networks and the contributions of the individual recipient to CNET Networks. There were no company-wide option grants in 2002.

Benefits. Executive officers also receive benefits typically offered to executives by companies engaged in businesses similar to ours, as well as various benefits generally available to our employees (such as health insurance). The Compensation Committee intends to design our compensation programs so that compensation paid to executive officers will qualify for deductibility under applicable provisions of the Internal Revenue Code, including Section 162(m). However, we may pay compensation which is not deductible in limited circumstances when prudent management so requires.

2002 Compensation of Chief Executive Officer. Mr. Bonnie served as our Chief Executive Officer during 2002. During that time, Mr. Bonnie's base salary was initially $350,000. During 2002, the company engaged in extensive cost-cutting in order to achieve its goal of positive operating income before depreciation, amortization and asset impairment in the second half of 2002. As part of that effort, Mr. Bonnie requested that his salary be reduced by 15% to $297,500 in July 2002 and that he not be considered for a bonus for 2002. The salaries of the other executive officers were reduced by 5% at the same time in furtherance of the cost reduction measures.

The Compensation Committee believes that Mr. Bonnie's cash compensation, while competitive with those of executives with similar qualifications and responsibilities, is still below the mean for comparable executives.

COMPENSATION COMMITTEE
John C. "Bud" Colligan
Eric Hippeau
Mitchell Kertzman

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return of the common stock during the period commencing December 31, 1996 to December 31, 2002, with the Nasdaq Composite Index, the JP Morgan Chase H&Q Internet Index (the "Former Peer Group Index") and the Morgan Stanley High Tech 35 Index (the "Peer Group Index") The former Peer Group Index was discontinued in April 2002. The Nasdaq Composite Index, which includes over 4,000 companies, measures all Nasdaq domestic and international based common type stocks listed on The Nasdaq Stock Market. The graph depicts the results of investing $100 in the common stock, the Nasdaq Composite Index and the Peer Group Index at closing prices on July 2, 1996, and assumes that all dividends were reinvested.

THE STOCK PRICE PERFORMANCE DEPICTED IN THE CORPORATE PERFORMANCE GRAPH IS NOT NECESSARILY INDICATIVE OF FUTURE PRICE PERFORMANCE. THE CORPORATE PERFORMANCE GRAPH WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE IN ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

OTHER INFORMATION

Stockholder Proposals

A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the company's 2004 annual meeting that is received at our principal executive office by December 14, 2003 will be included in our proxy statement and form of proxy card for that meeting. In addition, under the terms of the company's bylaws, a stockholder that has been the beneficial owner of at least $1,000 of common stock for at least one year and who intends to present an item of business at the 2004 annual meeting (other than a proposal submitted for inclusion in the company's proxy materials) must provide written notice of such business to the company by December 14, 2003. Proposals and other items of business should be submitted by certified mail to the attention of the Secretary of the company at 235 Second Street, San Francisco, California 94105.

Persons Making The Solicitation

The enclosed proxy is solicited on behalf of the Board of Directors. We will pay the cost of soliciting proxies in the accompanying form. Our officers may solicit proxies by mail, telephone or telegraph. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses they incur by them in forwarding proxy material to beneficial owners of shares of the common stock. The company will pay all costs associated with the distribution of this proxy statement and related materials.

Independent Auditors

KPMG LLP has been selected by the Board of Directors as our independent auditors for the current year. A representative of KPMG LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001 and 2002 and fees billed for other services rendered by KPMG LLP.

	2001	2002
Audit fees	$691,667	$787,340
Audit related fees (1)	224,615	140,896
Audit and audit related fees	916,282	928,236
Tax fees (2)	183,200	291,017
All other fees (3)	0	27,048
Total fees	$1,099,482	$1,246,301

  Audit related fees consisted of fees for staturoty audits of foreign susidiaries, audits of financial statement of certain employee benefit plans and attestation reports for state tax credit filing.
  Tax fees consisted of fees for tax consultation and tax compliance services. Fees for 2002 included advice in connection with a reorganization of the company's subsidiary structure.
  All other fees consisted of fees for legal services rendered in Germany, where the company's local law firm merged with KPMG.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the annual meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the company.

FINANCIAL STATEMENTS AND ADDITIONAL COPIES

WE WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K. ONLY ONE ANNUAL REPORT OR PROXY STATEMENT, AS APPLICABLE, WILL BE MAILED TO MULTIPLE STOCKHOLDERS SHARING AN ADDRESS UNLESS THE COMPANY RECEIVES CONTRARY INSTRUCTIONS FROM ONE OR MORE OF THE STOCKHOLDERS. UPON WRITTEN REQUEST THE COMPANY WILL PROMPTLY DELIVER A SEPARATE COPY OF THE ANNUAL REPORT OR PROXY STATEMENT, AS APPLICABLE, TO A STOCKHOLDER AT A SHARED ADDRESS TO WHICH A SINGLE COPY WAS DELIVERED. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, CNET NETWORKS, INC., 28 E. 28TH STREET, NEW YORK, NY 10016; TELEPHONE NUMBER:646-472-3806.

APPENDIX A

CNET NETWORKS, INC.

AMENDED AND RESTATED

1996 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I. PURPOSE AND HISTORY

The purpose of the CNET Networks, Inc. Amended and Restated 1996 Employee Stock Purchase Plan (the "Plan") is to provide employees of CNET Networks, Inc. and the other Employers (as defined below) with an opportunity to purchase shares of Common Stock through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of such Section of the Code.

Effective 12:00 a.m. on April 1, 2003 the Plan was suspended by the Board of Directors pending stockholder approval of an increase in the number of shares of Common Stock reserved for issued under the Plan. The Plan was subsequently amended and restated by the Board of Directors on March 11, 2003 to become effective upon shareholder approval on May 23, 2003.

ARTICLE II. DEFINITIONS

For purposes of this Plan, the following terms shall have the corresponding definitions unless the context clearly indicates a contrary meaning:

2.1 "Board" shall mean the Board of Directors of the Company.

2.2 "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.3 "Common Stock" shall mean common stock, par value $0.01, of the Company.

2.4 "Company" shall mean CNET Networks, Inc., a Delaware corporation.

2.5 "Compensation" shall mean for any Offering Period, gross compensation received by the Employee from Employer during such Offering Period, including overtime pay, but excluding, severance pay, any extraordinary pay, expense allowances or reimbursements, moving expenses and income from restricted stock or stock option awards, all of the forgoing as determined by the Company pursuant to its customary payroll and benefits practices. For purposes of this definition, gross compensation includes, without limitation, any amount that would have been includible in the Employee's gross income for federal income tax purposes had such amounts not been contributed on a pre-tax basis to a plan or plans described under Sections 401(k) or 125 of the Code.

2.6 "Continuous Status as an Employee" shall mean the absence of any interruption or termination of an individual's service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by Employer, provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

2.7 "Employee" shall mean any common law employee of an Employer, other than temporary employees, whose customary employment with the Employer is for at least twenty (20) hours per week.

2.8 "Employer" shall mean the Company and each Parent or Subsidiary corporation of the Company (as such terms are defined under Sections 424 of the Code) which adopts the Plan for the benefit of its employees with the approval of the Board.

2.9 "Enrollment Date" shall mean, subject to Section 9.1, the first day of each Offering Period or, with respect to a Participant not enrolled in the Plan as of the first day of such Offering Period, the first day of the next following Purchase Period under such Offering Period.

2.10 "Exercise Date" shall mean the last day of each Purchase Period.

2.11 "Fair Market Value" of the Company's Common Stock on a Trading Day shall mean the last reported sale price for Common Stock or, in case no such reported sale takes place on such Trading Day, the average of the closing bid and asked prices for the Common Stock for such Trading Day, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, but is traded in the over-the-counter market, the closing sale price of the Common Stock or, if no sale is publicly reported, the average of the closing bid and asked quotations for the Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or any comparable system or, if the Common Stock is not listed on NASDAQ or a comparable system, the closing sale price of the Common Stock or, if no sale is publicly reported, the average of the closing bid and asked prices, as furnished by two members of the National Association of Securities Dealers, Inc. who make a market in the Common Stock selected from time to time by the Corporation for that purpose. In addition, for purposes of this Plan, a "Trading Day" shall mean, if the Common Stock is listed on any national securities exchange, a business day during which such exchange was open for trading and at least one trade of Common Stock was effected on such exchange on such business day, or, if the Common Stock is not listed on any national securities exchange but is traded in the over- the-counter market, a business day during which the over-the-counter market was open for trading and at least one "eligible dealer" quoted both a bid and asked price for the Common Stock. An "eligible dealer" for any day shall include any broker-dealer who quoted both a bid and asked price for such day, but shall not include any broker-dealer who quoted only a bid or only an asked price for such day. In the event the Company's Common Stock is not publicly traded, the Fair Market Value of such Common Stock shall be determined by the Committee in good faith.

2.12 "Offering Period" shall mean one of the following periods during which an option granted pursuant to this Plan may be exercised:

(a) The period commencing on any January 1 and terminating on the next following June 30.

(b) The period commencing on any July 1 and terminating on the next following December 31.

Provided, however, that the initial Offering Period under this Plan as amended and restated shall commence on May 23, 2003 and terminate on June 30, 2003. The duration and timing of Offering Periods may be changed pursuant to Article IV of this Plan.

2.13 "Option" shall mean the right granted to an Employee pursuant to the terms of this Plan to purchase Common Stock during an Offering Period.

2.14 "Participant" shall mean an Employee of an Employer who is granted an Option or Options to purchase Common Stock pursuant to the terms of this Plan.

2.15 "Plan" shall mean the 1996 Employee Stock Purchase Plan of CNET Networks, Inc., as amended and restated herein as the CNET Networks, Inc. Amended and Restated 1996 Employee Stock Purchase Plan.

2.16 "Plan Administrator" shall mean the committee of three (3) or more persons designated by the Board to administer the Plan and, in the absence of such designation, shall mean the Board, all as provided under Article XI hereof.

2.17 "Purchase Period" with respect to an Offering Period shall mean each consecutive calendar quarter commencing with an Enrollment Date and ending on the last day in such Offering Period; provided, however that the Purchase Period for the initial Offering Period under the Plan as amended and restated shall be the period commencing on May 23, 2003 and ending June 30, 2003.

ARTICLE III. ELIGIBILITY

3.1 Any Employee who is employed by an Employer on an Enrollment Date shall be eligible to participate in the Plan with respect to the Offering Period beginning on such Enrollment Date.

3.2 Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option to purchase shares of Common Stock under this Plan (i) if, immediately after a grant of such Option, such Employee (or any other person whose shares of Common Stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares of Common Stock and/or hold outstanding options to purchase shares of Common Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company, or (ii) which (together with all other option(s) granted under all employee stock purchase plans of the Company and its Parents or Subsidiaries) permits his or her rights to purchase shares of Common Stock to accrue at a rate which exceeds Twenty-Five thousand Dollars ($25,000) worth of shares of Common Stock (determined by reference to the Fair Market Value of the shares of Common Stock at the time such option or options are granted) for each calendar year in which any such Option is outstanding at any time.

ARTICLE IV. SHARES AVAILABLE UNDER THE PLAN; OFFERING PERIODS

4.1 The number of shares of Common Stock available for sale under the Plan shall be Five Million Four Hundred Thousand (5,400,000) shares of Common Stock, subject to adjustment upon changes in capitalization of the Company as otherwise provided in this Plan.

4.2 The Board, in its sole discretion, may determine the length, frequency and number of Offering Periods and Purchase Periods hereunder and the Enrollment Dates of such Offering Periods; provided, however, that no Offering Period may exceed twenty-seven (27) months in length.

ARTICLE V. PARTICIPATION

5.1 An eligible Employee may become a Participant in the Plan with respect to a specific Offering Period by completing a subscription agreement authorizing payroll deductions in the form determined by the Plan Administrator and by filing it with the Company's payroll office at least seven (7) business days prior to the applicable Enrollment Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to such Offering Period. Such subscription agreement shall be deemed to be in effect for each succeeding Offering Period unless amended or revoked by the Participant or until the Participant is no longer eligible to participate in the Plan.

5.2 Payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Article IX.

ARTICLE VI. PAYROLL DEDUCTIONS

6.1 At the time a Participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period, subject to such dollar or percentage limitations during an Offering Period as the Company shall determine prior to such Offering Period as described in the applicable subscription agreement; provided, however, that the aggregate of such payroll deductions during the Offering Period shall not (i) be less than one percent (1%) or exceed fifteen percent (15%) of the Participant's Compensation during such Offering Period and (ii) shall not, in any respect, exceed Twenty-five Thousand Dollars ($25,000) during any calendar year.

6.2 All payroll deductions made for a Participant shall be credited to a bookkeeping account under the Plan established for such Participant. A Participant may not make any payments into such account other than through payroll deductions, net of any tax or other withholdings. As of an Exercise Date, a Participant's account will be debited with the amount utilized to purchase shares of Common Stock as of such Exercise Date.

6.3 A Participant may discontinue his or her participation in the Plan as provided in Article IX, or may decrease the rate or amount of his or her payroll deductions during any Purchase Period (within the limitations of Section 6.1) by completing or filing with the Company a new subscription agreement authorizing a change in the rate or amount of payroll deductions; provided, however, that if a Participant discontinues or reduces his payroll deductions, he may not increase or recommence such payroll deductions until the first day of the next following Purchase Period. The change in rate or amount shall be effective with the first full payroll period following ten (10) business days after the Company's receipt of the new subscription agreement and shall remain in effect for the balance of such Purchase Period unless revised as provided herein or terminated as provided in Article IX.

6.4 Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and section 3.2 herein, a Participant's payroll deductions will be curtailed at such time during any Offering Period which is scheduled to end during the calendar year that the aggregate of all of such Participant's payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year equal Twenty-five Thousand Dollars ($25,000).

ARTICLE VII. GRANT OF OPTION

On the Enrollment Date of each Offering Period, each Employee desiring to participate in such Offering Period shall be granted an Option to purchase on the Exercise Dates related to such Offering Period up to a number of shares of Common Stock determined by dividing such Employee's payroll deductions relating to such Offering Period accumulated prior to such Exercise Dates and retained in the Participant's account as of the Exercise Date by the lesser of (i) Eighty- five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or (ii) Eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Exercise Date; provided, however, that such purchase shall be subject to the limitations otherwise set forth hereunder. Exercise of the Option shall occur as provided in Article VIII, unless the Participant has withdrawn pursuant to Article IX, and shall expire on the last day of the Offering Period.

ARTICLE VIII. EXERCISE OF OPTION

8.1 Unless a Participant withdraws from the Plan as provided in Article IX, his or her Option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date of the Purchase Period, and subject to Section 8.4 the maximum number of full shares of Common Stock subject to the Option that shall be purchased for such Participant shall be determined by dividing the accumulated payroll deductions in his or her account by the exercise price per share of Common Stock. Any amount remaining in the Participant's account after the Exercise Date of a Purchase Period shall be refunded to the Participant; provided, however, that any such remaining amount which consists solely of an amount equal to a fractional share of Common Stock shall be retained in the Participant's payroll reduction bookkeeping account and carried over to the next Purchase Period. Furthermore, if on a given Exercise Date the number of shares of Common Stock with respect to which Options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

8.2 During a Participant's lifetime, a Participant's Option to purchase shares of Common Stock hereunder is exercisable only by him.

8.3 As promptly as practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company shall arrange for the holding of such shares of Common Stock in a custodial or brokerage account, in the name of the Plan or its nominee, as determined by the Plan Administrator. Each Participant shall have the right to sell all or any part of the shares of Common Stock held in such brokerage or custodial account which are allocated to his purchases of such shares under this Plan. The net proceeds resulting from such sale shall be distributed to the Participant as soon as is possible after the consummation of such sale.

8.4 Notwithstanding anything herein to the contrary, with respect to any Purchase Period, no Participant shall be eligible to purchase more than ten thousand (10,000) shares of Common Stock (subject to adjustment upon changes in capitalization of the Company as otherwise provided in this Plan) provided that such amount shall not result in the limitations set forth in Section 6.1 being exceeded.

ARTICLE IX. WITHDRAWAL; TERMINATION OF EMPLOYMENT

9.1 A Participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her Option under the Plan at any time by giving written notice to the Company. All of the Participant's payroll deductions credited to his or her account will be paid to such Participant and such Participant's Option for the Purchase Period will be automatically terminated, and no further payroll deductions for the purchase of shares of Common Stock will be made during the Offering Period. If a Participant withdraws from the Plan during a Purchase Period, payroll deductions will not resume at the beginning of the succeeding Purchase Period unless the Participant delivers to the Company a new subscription agreement, in which case the Enrollment Date for such Purchase Period will be the first day of the Purchase Period.

9.2 Upon termination of the Participant's Continuous Status as an Employee prior to the Exercise Date for any reason, including retirement or death, the payroll deductions credited to such Participant's account during the Offering Period but not yet used to exercise the Option will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Article XII, and such Participant's Option will be automatically terminated.

9.3 In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during an Offering Period in which the Employee is a Participant, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her account will be returned to such Participant and such Participant's Option will be terminated.

9.4 A Participant's withdrawal from a Purchase Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Purchase Periods which commence after the termination of the Purchase Period from which the Participant withdraws.

9.5 No interest shall accrue on the payroll deductions of a Participant held in his payroll deduction account under the Plan.

9.6 In the event of a Participant's withdrawal from the Plan, termination of employment or termination of Continuous Status as an Employee, all as described in Sections 9.1, 9.2 and 9.3, hereof, upon his or her request to the Plan Administrator, a Participant shall receive a certificate, issued in his or her name or as directed by the Participant, representing the number of shares of Common Stock acquired by him or her under this Plan and at that time held in the custodial or brokerage account and allocated to the acquisitions of shares of Common Stock made by the Participant. In addition, the payroll deductions credited to such Participant's account will be returned to him or her.

ARTICLE X. DIVIDENDS AND VOTING RIGHTS, RIGHT TO RECEIVE SHARES.

10.1 The Participant will have no interest or voting right in shares of Common Stock covered by his Option until such Option has been exercised.

10.2 With respect to shares of Common Stock held in a custodial or brokerage account under the Plan on behalf of a Participant, such Participant shall be entitled to receive all dividends payable upon such shares on the payment date and such dividends shall not be held in such account.

10.3 The Plan Administrator shall (on an expedited basis) deliver, in person or by mail, to each Participant all notices of meetings, proxy statements and other materials distributed by the Company to its stockholders. The full shares of Common Stock held on behalf of each Participant in the custodial or brokerage account will be voted in accordance with the Participant's signed proxy instructions duly delivered to the Plan Administrator.

10.4 Each Participant may instruct the Plan Administrator, in writing and at any time, to deliver to the Participant a certificate, issued in the name of the Participant or as otherwise directed by the Participant, representing any or all of the shares of Common Stock acquired by him under this Plan and then held in the brokerage or custodial account and allocated to such purchases. Any such instructions by a Participant to receive such certificates shall not adversely affect his or her right to participate under the Plan.

ARTICLE XI. ADMINISTRATION

11.1 The Plan shall be administered by the Plan Administrator. The administration, interpretation or application of the Plan by the Plan Administrator shall be final, conclusive and binding upon all Participants. Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

(a) Members of the Board who elect to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any Option pursuant to the Plan.

(b) If a Committee is established to administer the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the Committee.

11.2 Notwithstanding the provisions of Section 11.1, in the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. If required in order to satisfy the requirements of Rule 16b-3, the Plan shall be administered by a committee composed only of two or more "Non-Employee Directors" as defined under Rule 16b- 3.

11.3 The Plan Administrator shall send to each Participant a statement at the end of each calendar quarter (or at the end of such other period as determined by the Plan Administrator in its sole discretion) containing all material information relating to the transactions engaged in by such Participant under the Plan during the relevant period and the balance in the Participant's payroll deduction account, and the number of shares held on behalf of the Participant in the custodial or brokerage account, as of the end of such period.

ARTICLE XII. BENEFICIARY

12.1 A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to an Exercise Date on which the Option is exercised but prior to delivery to such Participant of such shares of Common Stock and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to exercise of the Option.

12.2 Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validity designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

ARTICLE XIII. MISCELLANEOUS

13.1 Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an Option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Article XII hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Article IX.

13.2 Payroll deductions received or held by the Company under the Plan will not be segregated from other assets of the Company.

13.3 Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Employees annually, and promptly following the Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

13.4 Conditions Upon Issuance of shares of Common Stock.

(a) Shares of Common Stock shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

(c) In the event a Participant disposes (whether by sale, exchange, gift or otherwise) any shares of Common Stock acquired under this Plan within two years after the Enrollment Date or within one year after the date the share of Common Stock is transferred to him or placed in a custodial or brokerage account for him he shall notify the Company or the applicable Subsidiary in writing of such disposition within 30 days of such disposition.

13.5 The Plan shall become effective upon its adoption by the Board (subject to stockholder approval pursuant to Article XVI). It shall continue in effect until terminated under Article XV.

13.6 The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged against any award nor to any individual receiving an Option.

13.7 The Plan shall be unfunded. The Company shall not be required to segregate any of its assets to assure the payment of any Option under the Plan. Neither the Participants nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Option, except to the extent expressly provided hereunder.

13.8 The adoption of the Plan does not preclude the adoption by appropriate means of any other incentive plan for employees.

13.9 Where appearing in the Plan, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, unless the context clearly indicates a different meaning.

13.10 The headings and sub-headings in the Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

13.11 In case any provision of the Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

13.12 Neither the Company nor any Parent or Subsidiary shall be responsible in any way for any action or omission of the Plan Administrator, or any other fiduciaries in the performance of their duties and obligations as set forth in the Plan. Furthermore, neither the Company nor any Parent or Subsidiary shall be responsible for any act or omission of any of their agents, or with respect to reliance upon advice of their counsel, provided that the Company and/or the appropriate Parent or Subsidiary relied in good faith upon the action of such agent or the advice of such counsel. Neither the Company, any Parent or Subsidiary, the Plan Administrator, nor any agents, employees, officers, directors or shareholders of any of them, nor any other person shall have any liability or responsibility with respect to the Plan, except as expressly provided herein.

13.13 If the Plan Administrator shall receive evidence satisfactory to it that a person entitled to exercise any Option is, at the time when such Option becomes exercisable, a minor, or is physically or mentally incompetent to receive such Option and to give a valid release thereof, and that another person or an institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may permit such Option to be exercised by such other person or institution and the release by such other person or institution shall be a valid and complete discharge for the exercise of such Option.

13.14 All parties to the Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out the Plan or any of its provisions.

13.15 All questions pertaining to the validity, construction and administration of the Plan shall be determined in accordance with the laws of the State of Delaware.

13.16 Nothing contained in the Plan shall be construed as a contract of employment between the Employer and any employee or Participant, as a right of any employee or Participant to be continued in the employment of the Employer or as a limitation on the right of the Employer to discharge any of its employees at any time, with or without cause (but subject to the terms of any applicable employment agreement).

13.7 Each notice relating to the Plan shall be in writing and delivered in person, by recognized overnight courier or by certified mail to the proper address. All notices to the Company or the Plan Administrator shall be addressed to it at its principal place of business Attn: Human Resources. All notices to Participants, beneficiaries or other persons acting for or on behalf of such persons shall be addressed to such person at the last address for such person maintained in the Plan Administrator's records.

ARTICLE XIV. ADJUSTMENTS DUE TO CHANGES IN CAPITALIZATION, ETC.

14.1 Subject to any required action by the stockholders of the Company or the Board, the number if shares of Common Stock covered by each Option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under Option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each Option under the Plan which has not yet been exercised, and the shares of Common Stock held in a brokerage or custodial account on behalf of on or more Participants after the exercise of an Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a split, reverse split, stock dividend, combination or reclassification of the shares of Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of Common Stock shall result in the adjustment of the number or price of shares of Common Stock subject to an Option.

14.2 In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Option under the Plan shall be assumed or an equivalent Option shall be assumed or substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Plan shall be terminated and that the Participants shall have the right to an early exercise of the Options as to all of the Optioned shares of Common Stock. If the Board so accelerates the Exercise Date in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Participants that the Options shall be exercisable on a date not less than thirty (30) days from the date of such notice, and the Options (and the Plan) will terminate immediately following the exercise of the Options.

14.3 The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding Option, and the shares of Common Stock held in a brokerage or custodial account on behalf of on or more Participants after the exercise of an Option, in the event that the Company effects one or more reorganizations, recapitalization, rights offerings or other increases or reductions of its outstanding shares of Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

ARTICLE XV. AMENDMENT OR TERMINATION OF PLAN

The Board may at any time and for any reason terminate or amend the Plan. Except as otherwise specifically provided hereunder, no such termination can affect Options previously granted, provided that an Offering Period may be terminated by the Board prior to an Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its equity holders. Except as otherwise specifically provided hereunder, no amendment or termination shall be made which would impair the rights of any Participant under any grant theretofore made, without his or her consent. In addition, to the extent necessary to comply with Rule 16b-3 or under Section 423 of the Code (or any other successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, such as for an amendment which increases the maximum number of shares of Common Stock which may be issued under the Plan (except in the case of a recapitalization, etc.).

ARTICLE XVI. STOCKHOLDER APPROVAL

16.1 The establishment of the Plan and the exercisability of any Options granted hereunder shall be subject to approval of the Plan by the stockholders of the Company within twelve months before or after the date the Plan is adopted. Such approval shall be obtained in the degree and manner required under the appropriate laws of the State of Delaware.

16.2 If and in the event that the Company registers any class of equity securities pursuant to Section 12 of the Exchange Act, any required approval of the stockholders of the Company obtained after such registration shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

CNET NETWORKS, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

1. Election of Class I Directors:	FOR ALL nominees [ ]	WITHHOLD AUTHORITY to vote for all nominees [ ]	FOR all nominees, except vote withheld for those named below: [ ] Nominee Exceptions
2. Approval of an amendment to our Employee Stock Purchase Plan to increase the number of shares of common stock under the plan by 4,000,000 shares;	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3. Ratification of KPMG LLP to serve as the company's independent auditors for the fiscal year ending December 31, 2003;	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
4. On any other business that may properly come before the meeting; hereby revoking any proxy heretofore given by the undersigned

DATED: , 2003.

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(SIGNATURE OF STOCKHOLDER(S))

(JOINT OWNERS MUST EACH SIGN. PLEASE SIGN
EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS
CARD. WHEN SIGNING AS ATTORNEY, TRUSTEE,
EXECUTOR, ADMINISTRATOR, GUARDIAN OR
CORPORATE OFFICER, PLEASE GIVE YOUR FULL
TITLE.)

PLEASE SIGN, DATE AND MAIL TODAY.

* FOLD AND DETACH HERE *

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM
PROMPTLY USING THE ENCLOSED ENVELOPE.

CNET NETWORKS, INC.
BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AT
9:00 A.M., Thursday, May 22, 2003
CNET NETWORKS, INC., 235 SECOND STREET, SAN FRANCISCO, CALIFORNIA 94105

The undersigned stockholder of CNET NETWORKS, Inc. hereby appoints Shelby W. Bonnie and Sharon Le Duy, or either of them, as proxy holders, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1), (2) OR (3), THIS PROXY WILL BE VOTED "FOR" SUCH ITEMS. THE PROXYHOLDERS WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (3). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Receipt herewith of the company's Annual Report and Notice of Meeting and Proxy Statement, dated April 14, 2003 is hereby acknowledged.